Exhibit 23.1
CONSENT OF KPMG LLP

INDEPENDENT AUDITORS’ REPORT AND CONSENT

The Board of Directors and Shareholders
Wells-Gardner Electronics Corporation:

The audits referred to in our report dated February 5, 2003, except as to the fifth paragraph of Note 2 and Note 11, which are as of March 4, 2004, included the related financial statement schedule as of December 31, 2002, and for the years ended December 31, 2002 and 2001, included in Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 2-72090, 2-09137, 33-63920, 33-61535, 33-02981, and 333-72629) on Form S-8 of Wells-Gardner Electronics Corporation of our reports dated February 5, 2003, except as to the fifth paragraph of Note 2 and Note 11, which are as of March 4, 2004, with respect to the consolidated balance sheet of Wells-Gardner Electronics Corporation as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2002 and 2001, and the related financial statement schedule, which reports appear in or are incorporated by reference in this annual report on Form 10-K of Wells-Gardner Electronics Corporation.

Our reports refer to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

Our reports refer to the revision of the accompanying consolidated financial statements for the years ended December 31, 2002 and 2001 to include disclosure of the provision for warranty and operating segments.

/s/ KPMG LLP

Chicago, Illinois
March 12, 2004